UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LSB BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS OF
LSB BANCSHARES, INC.
One LSB Plaza
5th Floor
Lexington, North Carolina 27292
To the Shareholders of LSB Bancshares, Inc.:
     Notice is hereby given that the Annual Meeting of Shareholders of LSB Bancshares, Inc. (“Bancshares”) will be held at Bancshares’ headquarters and principal executive offices, located at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292, on Wednesday, April 19, 2006 at 10:00 a.m. local time. Shareholders of record at the close of business on February 22, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof. Following the Annual Meeting, shareholders of record are cordially invited to a luncheon at the J. Smith Young YMCA, located at 119 West Third Avenue, Lexington, North Carolina 27292, at 12:30 p.m. local time.
     The purposes of the meeting are to consider and act upon the following proposals:
•	To elect five members of the Board of Directors;

•	To ratify the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2006; and

•	To consider such other business as may properly come before the meeting.
     We urge you to attend this meeting. It is extremely important that your shares be represented regardless of the number you own. Whether or not you expect to be present at the meeting, please sign and return your proxy to Bancshares in the enclosed envelope at your earliest convenience. Unless you indicate to the contrary, your proxy will be cast (1) for the nominees for director named in the accompanying Proxy Statement and (2) for the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2006, each as described in more detail in the accompanying Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the meeting in person, you may revoke your proxy and vote your shares in person.
     This 15th day of March, 2006.

Yours very truly,

Robert F. Lowe
Chairman, President and
Chief Executive Officer

LSB BANCSHARES, INC.
One LSB Plaza
5th Floor
Lexington, North Carolina 27292
PROXY STATEMENT
     The accompanying proxy is solicited by and on behalf of the Board of Directors of LSB Bancshares, Inc. (“Bancshares”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 19, 2006 at 10:00 a.m. local time at Bancshares’ headquarters and principal executive offices, located at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292, and at any adjournment thereof. The entire cost of this proxy solicitation will be borne by Bancshares. In addition to solicitation by mail, directors, officers and employees of Bancshares and its subsidiary, Lexington State Bank (the “Bank”), may solicit proxies personally, by telephone, telex, facsimile or electronic means but no such person will be paid any additional compensation or other remuneration (other than their regular compensation) in connection with such solicitation. In addition, Bancshares has retained The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, to aid in this proxy solicitation. For these services, Bancshares will pay The Altman Group, Inc. $1,900 and will reimburse it for certain out of pocket disbursements and expenses. Brokers and other nominees will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies and will be reimbursed by Bancshares upon request for their reasonable expenses in doing so. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about March 17, 2006.
ATTENDANCE AND VOTING MATTERS
     Shareholders of record at the close of business on February 22, 2006, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 22, 2006, there were 8,529,657 shares of common stock of Bancshares (the “Common Stock”) outstanding and entitled to vote. There is no other class of voting stock outstanding. On all matters properly brought before the meeting, shareholders of record on the record date of the Annual Meeting are entitled to one vote for each share owned of record by the shareholders as of the record date.
     The accompanying proxy is for use at the 2006 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 12:00 midnight Eastern Daylight Time on April 18, 2006. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.
     The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by ComputerShare Investor Services, Bancshares’ transfer agent, prior to the time of the meeting. If a shareholder is a participant in the LSB Bancshares, Inc. Direct Stock Purchase Plan or a participant in the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account, the number of shares of Common Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to ComputerShare Investor Services or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of Common Stock held under the Bank Savings Plan will be held in strict confidence.
     Where a choice is specified by a shareholder on the proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If no choice is specified, the proxy will be voted (1) for the nominees for director named herein and (2) for the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2006. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by delivering a written revocation or an executed proxy bearing a later date to the Secretary of Bancshares or by attending and voting in person at the meeting. Any shareholder who votes by telephone or Internet may also revoke the shareholder’s proxy or change the shareholder’s vote with a timely and valid later telephone or Internet vote, as the case may be.
     The presence in person or by proxy of a majority of the total shares of Common Stock outstanding on the record date (that is, the presence of 4,264,829 shares) constitutes a quorum for the transaction of business at the 2006 Annual Meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary voting power) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2006 Annual Meeting but will not be voted on any such matter at the meeting.
     The laws of North Carolina under which Bancshares is incorporated provide that, in connection with the election of directors, if a quorum is present at the meeting the persons receiving a plurality of the votes cast will be elected as directors (meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot). In an uncontested election for directors, the plurality requirement is not a factor. Accordingly, the withholding of authority by a shareholder (including broker non-votes) with respect to the election of one or more directors will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. The proposal to ratify the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2006 will be approved if a quorum is present at the meeting and the number of votes cast “for” such proposal exceeds the number of votes cast “against” such proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the outcome of such vote. If shareholders do not ratify Bancshares’ appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2006, the Audit Committee will reconsider that appointment.
     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted for purposes of determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum at the Annual Meeting and any adjournment thereof.
MANAGEMENT’S OWNERSHIP OF COMMON STOCK
     The following table sets forth information as of February 22, 2006 concerning the beneficial ownership of Common Stock by each director, nominee for director and each named executive officer (i.e., those named under the heading “Executive Officers of Bancshares” herein) and by all directors and executive officers as a group. Management is aware of no person who beneficially owns more than five percent of the outstanding shares of Bancshares’ Common Stock. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

	Shares Over
	Which	Shares the	Shares Over
	Beneficial	Beneficial	Which
	Owner has	Owner has the	Beneficial		% of Total
	Sole Voting	Right to	Owner has	Total	Outstanding
	and	Acquire	Shared Voting	Shares	Voting
	Investment	Within 60	or Investment	Beneficially	Shares of
Name of Beneficial Owner	Power	Days(1)	Power(2)	Owned	Bancshares
Michael S. Albert	10,033	3,500	694	14,227	*
Leonard H. Beck	12,588	3,500	0	16,088	*
J. David Branch	5,490	0	0	5,490	*
Robert C. Clark	3,414	1,000	750	5,164	*
Samuel R. Harris	3,712	3,500	0	7,212	*
Walter A. Hill, Sr.	14,243	3,500	10,261	28,004	*
Sue H. Hunter	2,013	3,100	560	5,673	*
Robert F. Lowe	59,655	78,134	10,000	147,789	1.72%
Monty J. Oliver	30,656	39,000	87	69,743	*
Mary E. Rittling	500	0	0	500	*
H. Franklin Sherron, Jr.	28,249	39,000	16,765	84,014	*
David A. Smith	19,632	2,875	304	22,811	*
Robert B. Smith, Jr.	16,809	3,500	0	20,309	*
Burr W. Sullivan	8,241	3,500	3,644	15,385	*
John W. Thomas III	586	2,250	0	2,836	*
Roberts E. Timberlake	11,761	2,875	18,886	33,522	*
Lloyd G. Walter, Jr.	7,366	3,500	0	10,866	*
John F. Watts	5,896	1,000	977	7,873	*
G. Alfred Webster	1,067	0	0	1,067	*
Julius S. Young, Jr.	37,297	3,500	0	40,797	*
All directors and executive officers as a group (17 persons)	272,151	197,234	62,928	532,313	6.1%

*	Represents less than 1% of the outstanding Common Stock.
(1)	Beneficial owners have the right to acquire the shares under outstanding stock options exercisable within 60 days.

(2)	Shares listed represent:
•	With respect to Mr. Albert, 694 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

•	With respect to Mr. Clark, (a) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter; and (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s son.

•	With respect to Mr. Hill, (a) 5,348 shares held jointly with Mr. Hill’s wife; (b) 2,771 shares held by Mr. Hill’s wife; (c) 747 shares held by the Bank as custodian for Mr. Hill’s wife; and (d) 1,395 shares held by Hill Oil Company, Inc., of which Mr. Hill is the president.

•	With respect to Mrs. Hunter, 560 shares held jointly by the estate of Mrs. Hunter’s deceased husband.

•	With respect to Mr. Lowe, 10,000 shares held by Mr. Lowe’s wife.

•	With respect to Mr. Oliver, 87 shares held by Mr. Oliver’s wife.

•	With respect to Mr. Sherron, (a) 10,615 shares held by a limited partnership in which Mr. Sherron’s wife is a limited partner; (b) 110 shares held by certain trusts for the benefit of Mr. Sherron’s son, for which the Bank is trustee; and (c) 6,040 shares held by certain trusts for the benefit of Mr. Sherron’s sons, for which Mr. Sherron is the trustee.

•	With respect to Mr. David A. Smith, 304 shares held by Mr. Smith’s wife.

•	With respect to Mr. Sullivan, (a) 3,202 shares held by Mr. Sullivan’s wife; and (b) 442 shares held by the Bank as custodian for Mr. Sullivan’s wife.

•	With respect to Mr. Timberlake, (a) 9,356 shares held by certain trusts for the benefit of Mr. Timberlake’s wife, for which the Bank is the trustee; (b) 7,049 shares held by certain trusts for Mr. Timberlake’s benefit, for which the Bank is trustee; and (c) 2,480 shares held by Mr. Timberlake’s wife.

•	With respect to Mr. Watts, (a) 555 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (b) 423 shares held by Mr. Watts as custodian for Mr. Watts’ son.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the executive officers and directors of Bancshares and persons who beneficially own more than ten percent of the outstanding shares of Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership.
     To Bancshares’ knowledge, based solely on a review of copies of such reports furnished to Bancshares and written representations from executive officers and directors that no other reports were required during the year ended December 31, 2005, the executive officers and directors of Bancshares complied with all Section 16(a) filing requirements during the year ended December 31, 2005.

GOVERNANCE OF BANCSHARES
Current Members of the Board
     The Bylaws of Bancshares provide for a classified Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board of Directors or by resolution properly adopted by the shareholders at a shareholder meeting. The Board of Directors has set the number of directors at 15. The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

		Stock Option		Corporate
		and		Governance
		Compensation		and Nominating
Director	Executive Committee	Committee	Audit Committee	Committee
Michael S. Albert	X	X	X (chair)
Leonard H. Beck				X
Robert C. Clark			X
Samuel R. Harris			X
Walter A. Hill, Sr.			X
Sue H. Hunter				X
Robert F. Lowe	X(chair)
David A. Smith	X			X
Robert B. Smith, Jr.	X	X(chair)	X
Burr W. Sullivan	X	X		X(chair)
John W. Thomas III		X		X
Roberts E. Timberlake
Lloyd G. Walter, Jr.		X		X
John F. Watts				X
Julius S. Young, Jr.	X	X	X
Director Meetings in 2005; Director Attendance at Annual Meeting of Shareholders
     During 2005, the Board of Directors of Bancshares held thirteen meetings. During 2005, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors of Bancshares (held during the period for which such person was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period for which the person so served), with the exception of Mr. Timberlake, who attended nine of the thirteen meetings of the Board of Directors of Bancshares (representing approximately 69% of such meetings). Mr. Timberlake does not serve on any committees of Bancshares’ Board. Bancshares’ policy requires that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting of Bancshares’ shareholders. At the 2005 Annual Meeting, every member of the then current Board of Directors was in attendance.
Corporate Governance Guidelines
     On January 10, 2006, the Corporate Governance and Nominating Committee reviewed the Corporate Governance Guidelines (the “Governance Guidelines”) and made no recommendations for any revisions to the Governance Guidelines. On January 17, 2006, the Board of Directors completed its periodic evaluation of the Governance Guidelines and likewise decided no changes were necessary. The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq National Market. The Governance Guidelines contain various provisions related to the functions of the Board of Directors, including: (1) the composition of the Board of Directors; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of board committees; (4) the role of the board of directors with respect to Bancshares’ management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Corporate Governance and Nominating Committee to determine whether the board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth Bancshares’ retirement policy, which provides that no director may stand for election to the Board of Directors after his or her 70th birthday except in unusual circumstances approved by the Board. A copy of the Governance Guidelines is available on Bancshares’ website, www.lsbnc.com.
Board Committees
     The Board of Directors of Bancshares has standing Executive, Stock Option and Compensation, Audit and Corporate Governance and Nominating Committees. There are no other committees of the Board of Directors of Bancshares; however, the Bank has a number of standing committees, including the Trust and Insurance Committees, on which Board members serve in their capacity as directors of the Bank.
     Executive Committee. The Executive Committee of Bancshares held two meetings in 2005. The primary responsibilities of the Executive Committee are to exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of Bancshares. The Executive Committee does not have the powers and authority of the Board concerning those matters expressly delegated to another committee by the Board or any powers reserved to the entire Board pursuant to applicable provisions of North Carolina law. On January 4, 2006, the Executive Committee conducted its annual performance evaluation and reviewed its written charter. The Executive Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board on January 17, 2006 that no charter revisions be made. A copy of the charter is available on Bancshares’ website, www.lsbnc.com. With the exception of Mr. Lowe, each member of the Executive Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc.
     Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the “Compensation Committee”) held nine meetings in 2005. The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for Bancshares’ executive officers and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in Bancshares’ proxy statement. In conjunction with the Corporate Governance and Nominating Committee, the Compensation Committee is responsible for reviewing the compensation of directors for service on the Board and its committees and conducting periodic reviews of succession planning for executive officers. The Compensation Committee administers the Bancshares Management Incentive Plan (the “Management Incentive Plan”), and it administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2) the Amended and Restated Deferred Compensation Plan for Directors (the “Deferral Plan”); and (3) the 1996 Omnibus Stock Incentive Plan (collectively, the “Previous Benefit Plans”). The Compensation Committee also administers the Bancshares Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by Bancshares’ shareholders at their 2004 Annual Meeting. When the shareholders approved the Comprehensive Benefit Plan, the Previous Benefit Plans were terminated (except with respect to outstanding awards). The Comprehensive Benefit Plan is now the only plan under which the Compensation Committee awards new grants of stock options, stock appreciation rights, deferred stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the Comprehensive Benefit Plan and determines (subject to the terms of the Comprehensive Benefit Plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the Comprehensive Benefit Plan. On February 28, 2006, the Compensation Committee conducted its annual performance evaluation and reviewed its written charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter and will recommend to the Board on March 23, 2006 that no charter revisions be made. A copy of the charter is available on Bancshares’ website, www.lsbnc.com. Each of the members of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc. Additionally, each of the Compensation Committee members qualifies as a “non-employee director”

for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     Audit Committee. The Audit Committee held seven meetings in 2005. The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of the financial statements of Bancshares, including oversight of (1) the integrity of the financial reports and other financial information of Bancshares; (2) compliance by Bancshares with legal and regulatory requirements; (3) Bancshares’ systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of Bancshares’ internal audit function; (5) the independence and performance of Bancshares’ registered public accounting firm engaged to audit and review Bancshares’ financial statements; and (6) Bancshares’ auditing, accounting and financial reporting processes generally. In addition, the Audit Committee has been appointed as Bancshares’ Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding Bancshares’ accounting and auditing matters. On February 21, 2006, Bancshares conducted its annual review and approval of the Employee Complaint Procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary. On March 10, 2006, the Audit Committee conducted its annual performance evaluation and reviewed its written charter. The Audit Committee determined that it was discharging its duties as set forth in the charter and will recommend to the Board on March 23, 2006 that no charter revisions be made. A copy of the charter is available on Bancshares’ website, www.lsbnc.com. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq Stock Market, Inc. and Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board of Directors has determined that Mr. Michael S. Albert, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held four meetings in 2005. The primary responsibilities of the Corporate Governance and Nominating Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by the shareholders of Bancshares; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines and play a leadership role in shaping Bancshares’ corporate governance; and (5) oversee the evaluation of the Board and its committees, which may include developing and recommending an annual self-evaluation process. On January 10, 2006, the Corporate Governance and Nominating Committee conducted its annual performance evaluation and reviewed its written charter. The Corporate Governance and Nominating Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board on January 17, 2006 that no charter revisions be made. A copy of the charter is available on Bancshares’ website, www.lsbnc.com. Each of the members of the Corporate Governance and Nominating Committee are “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc.
Selection of Nominees for the Board
     The Corporate Governance and Nominating Committee has not established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board of Directors, but in selecting nominees it seeks to ensure that the Board of Directors is comprised of members having the proper knowledge, expertise, skills, attributes, diversity and personal and professional backgrounds to serve on the Board of Directors. The Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date such an engagement has never been made). General criteria for the nomination of director candidates are generally set forth in the Governance Guidelines and include:
•	the highest ethical standards;

•	relevant business and industry experience;

•	a history of achievement;

•	loyalty and commitment to the success of Bancshares;

•	financial literacy;

•	an ability to provide wise, informed and thoughtful counsel to Bancshares’ management on a range of issues; and

•	Bancshares’ specific needs at the time.
     The Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq Stock Market, Inc. and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the Board of Directors and Bancshares at that time given the then current mix of director attributes. The Committee then chooses each candidate by majority vote to be recommended to the Board of Directors for approval as a candidate. In the case of an incumbent director whose term of office is set to expire, the Committee generally reviews such director’s overall service to Bancshares during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the Board of Directors for approval as a candidate.
Director Compensation
     As compensation for serving on the Board of Directors of Bancshares, each member in 2005 received annual director fees of $12,200, plus $600 for each special Board meeting attended. The 2005 compensation was paid to each director as follows: (1) Bancshares paid $300 in cash to each director each month for attendance at regular meetings; and (2) Bancshares paid the balance ($8,600) to each director in shares of Common Stock of Bancshares based on the shares’ then-current fair market value (the “2005 Stock Compensation”). Bancshares paid the 2005 Stock Compensation to each director at one time, in full, during the first quarter 2005. The 2005 Stock Compensation was prorated for newly-elected directors and directors who retired during the year. Each non-management director also received a fee of $250 in cash for each committee meeting of Bancshares and the Bank that he or she attended. This fee was paid on the dates such committee meetings were held.
     At its meeting on December 20, 2005, and upon the recommendation of the Compensation Committee, the Board approved a restated director compensation schedule for 2006. Pursuant to this schedule, each member of the Bancshares Board receives the following director fees and other compensation:
•	$300 in cash for each regular monthly meeting of the Board that the director attends, paid at the time of the meeting;

•	$300 for each regular monthly meeting of the Board scheduled for the year, converted into shares of Bancshares Common Stock based on the shares’ then-current fair market value (the “Board Stock Fees”). The total number of shares is determined in the first quarter, and the shares are delivered to directors at that time. If the director’s service on the Board terminates for any reason prior to the payment, the Board Stock Fee is prorated based on the number of regular monthly Board meetings attended during the year. For a director scheduled to retire during the year, the Board Stock Fee is prorated based on the number of regular monthly Board meetings prior to the scheduled retirement date. For a new director, the Board Stock Fee is prorated based on the number of regular monthly Board meetings remaining in the year and is paid as soon as practicable after the director’s election or appointment;

•	$5,000 annual retainer, converted into shares of Bancshares Common Stock based on the shares’ then-current fair market value (the “Board Retainer”). The number of shares is determined in the first quarter and the shares are delivered to the director at that time. If the director’s service on the Board terminates for any reason prior to the payment, the Board Retainer is prorated based on the number of regular monthly Board meetings attended during the year. For a director scheduled to retire during the year, the Board Retainer is prorated based on the number of regular monthly Board meetings prior to the scheduled retirement date. For a new director, the Board Retainer is prorated based on the number of full months remaining in the year after he assumes office, and is paid as soon as practicable thereafter;

•	$600 in cash for each called special meeting of the Board that the director attends, paid at the time of the meeting;

•	For each non-employee director, an annual grant of equity awards under the Comprehensive Benefit Plan;

•	For each non-employee director serving as chairman of a standing committee of the Board, $1,000 annual retainer, paid in the first quarter in cash;

•	For each non-employee director serving on standing committees of the Board, $250 in cash for each meeting the committee member attends, paid at the time of the meeting; and

•	$600 in cash for each called special meeting of the Bank’s Board of Directors that the director attends, paid at the time of the meeting.
     The Comprehensive Benefit Plan authorizes the Compensation Committee to give directors the right to defer payment of all or part of their compensation. Pursuant to this authority, on December 29, 2004, the Compensation Committee approved a form of director fee deferral agreement, a copy of which was filed with the SEC on December 29, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Fee Deferral Agreement”). On December 20, 2005, the Compensation Committee determined that the form of Director Fee Deferral Agreement should be amended to address issues arising under the new federal income tax laws governing deferred compensation and approved an amended and restated form of Director Fee Deferral Agreement, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Restated Director Fee Deferral Agreement”).
     By entering into a Director Fee Deferral Agreement (with respect to 2005 Stock Compensation) or a Restated Director Fee Deferral Agreement (with respect to Board Stock Fees and Board Retainers), the director can elect to have all or a portion of his or her 2005 Stock Compensation, Board Stock Fees or Board Retainers deferred. Under the Director Fee Deferral Agreements and the Restated Director Fee Deferral Agreements (collectively the “Deferral Agreements”), Bancshares creates a bookkeeping account for the director and credits this account with a hypothetical number of shares of Common Stock (the “deferred stock units”) based on the amounts deferred and the shares’ then current fair market value. The number of deferred stock units credited to the director’s bookkeeping account is increased periodically to mimic the payment and reinvestment of dividends on Common Stock. Directors have only an unsecured contractual commitment of Bancshares to pay the amounts due under the Deferral Agreements. However, Bancshares maintains a “grantor” trust and makes contributions to this trust which may be used to pay future benefits under the Deferral Agreements. The Bank’s trust department serves as trustee of the trust, and in that capacity the Bank uses amounts contributed to the trust to purchase shares of Bancshares Common Stock. The trust has purchased, and subject to the availability of funds intends to continue to purchase, shares on the open market in an amount equivalent to the benefits that accrue under the Deferral Agreements. The assets of this trust are subject to the claims of Bancshares’ general creditors in the event of Bancshares’ insolvency.
     The Deferral Agreements provide that the director’s account is paid in a single sum in the year following the year of the director’s separation from the Board, or at the director’s election in installments over five years. Under each arrangement a director may elect to receive installment payments only if the director is entitled to receive at least 1,000 shares. A director’s ability to elect installment payments under the Deferral Agreements is limited to comply with Section 409A of the Code. For instance, a director who elects to receive installment payments of his or her deferred compensation generally may not receive his or her first installment payment until at least five years after the date that the benefits would have otherwise been payable. When benefits are due under the Deferral Agreements, Bancshares instructs the trustee of the trust to pay such benefits to the director, in the form of Common Stock.
     Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant to directors non-qualified options, stock appreciation rights, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. Pursuant to this authority, on December 21, 2004, the Compensation Committee recommended, and Bancshares’ Board of Directors approved, a Form Director Option Grant Agreement, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Option Grant Agreement”). Under the terms of the form Director Option Grant Agreement, the exercise price per share of Common Stock for each option is the fair market value of the Common Stock on the date of grant. On December 21, 2004, the Board granted to each non-management director a ten-year option to purchase 1,250 shares of Common Stock pursuant to the terms and conditions of the form Director Option Grant Agreement.
     On December 20, 2005, the Compensation Committee approved a form of stock appreciation rights award agreement for directors, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Stock Appreciation Rights Award Agreement”). On the same date, the Compensation Committee awarded 1,000 stock appreciation rights to each non-employee director pursuant to the terms and conditions of the form Stock Appreciation Rights Award Agreement. Each stock appreciation right generally remains exercisable for five years. Each stock appreciation right entitles the grantee to receive, upon exercise, shares of Common Stock of Bancshares with a fair market value equal to the excess, if any, of (a) the fair market value of one share of Common Stock of Bancshares on the date of exercise over (b) the fair market value of one share of the Common Stock of Bancshares on the date of grant.
Certain Relationships and Related Transactions
     Certain directors, nominees for director and executive officers of Bancshares, companies with which directors, nominees for director or executive officers are associated, and/or the immediate family members of directors, nominees for directors and/or executive officer of Bancshares are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. See also “Compensation Committee Interlocks and Insider Participation” below.
Compensation Committee Interlocks and Insider Participation
     Robert B. Smith, Jr., a director of Bancshares and Chairman of its Compensation Committee, is a member of a limited liability company that leases certain real estate to the Bank for use as a Bank branch pursuant to a lease agreement dated August 1, 1999. The lease agreement expires July 31, 2009, subject to the Bank’s right to renew the lease for up to three additional terms of five years each. During 2005, the Bank paid this limited liability company approximately $27,597 in rent for this real estate.
Shareholder Communications with the Board
     Shareholders of Bancshares may communicate with the Board of Directors on any matter other than the nomination of directors and the proposal for business at a shareholders’ meeting (both of which are discussed in the section below titled “Shareholder Proposals”) by following the procedures set forth in Bancshares’ Bylaws. Under the Bylaws, shareholders may communicate with the Board of Directors by writing to the Chairman of the Board of Directors, c/o the Secretary of Bancshares, at One LSB Plaza, Lexington, North Carolina 27292. If a response to the shareholder communication on behalf of the Board of Directors or an individual director is appropriate, the Chairman or another appropriate director will gather any information and documentation necessary for responding to the communication and will provide, or will direct another appropriate Board member to provide, such information, documentation and response to the shareholder.
Executive Officers of Bancshares
     Robert F. Lowe (age 63 as of March 15, 2006) is the Chairman, President and Chief Executive Officer of Bancshares and Chairman and Chief Executive Officer of the Bank. Mr. Lowe joined the Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President of the Bank in 1980 and Executive Vice President of the Bank in 1982. On January 1, 1984, he was elected President and Chief Executive Officer of Bancshares and the Bank, and on January 1, 1990, Mr. Lowe was elected Chairman of both Bancshares and the Bank. Mr. Lowe also serves as Chairman and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and President and a Director of LSB Investment Services, Inc., a subsidiary of the Bank.

     H. Franklin Sherron, Jr. (age 51 as of March 15, 2006) is the Vice President of Bancshares, having been elected to that position in April of 1991. Mr. Sherron joined the Bank in 1990 as Senior Vice President. He was elected Executive Vice President of the Bank in 1996 and was elected President of the Bank in 2002. Mr. Sherron is also President and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Senior Vice President of LSB Investment Services, Inc., a subsidiary of the Bank.
     Monty J. Oliver (age 65 as of March 15, 2006) is the Secretary and Treasurer of Bancshares, having been elected to that position in April of 1991. Mr. Oliver joined the Bank as Vice President in 1978. He was elected Cashier of the Bank in 1980. In 1986, he was elected Senior Vice President of the Bank and in 1996 he was elected Executive Vice President of the Bank. Mr. Oliver is also Secretary and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Secretary and Assistant Treasurer of LSB Investment Services, Inc., a subsidiary of the Bank.
Corporate Governance and Nominating Committee Report
     The Corporate Governance and Nominating Committee of Bancshares was appointed by the Board of Directors in 2002. In 2005, the Corporate Governance and Nominating Committee recommended to the Board of Directors the slate of director nominees to be elected by the shareholders at the Annual Meeting. In addition, the Corporate Governance and Nominating Committee reviewed and established a process and a timetable concerning Bancshares’ management succession matters.
     Corporate Governance Guidelines. On January 10, 2006, the Corporate Governance and Nominating Committee reviewed the Governance Guidelines and made no recommendations for any revisions to the Governance Guidelines. On January 17, 2006, the Board of Directors completed its periodic evaluation of the Governance Guidelines, which are intended to comply with the corporate governance rules of The National Association of Securities Dealers, Inc. applicable to companies whose stock is listed for trading on the Nasdaq National Market, and likewise decided no change to the Governance Guidelines was necessary. The Governance Guidelines address various corporate governance issues which include composition of the Board of Directors, responsibilities of directors as it relates to meeting attendance and preparation, committees of the Board, the Board’s role with respect to management, director orientation and continuing professional development, periodic evaluation of the Governance Guidelines and an annual performance evaluation of the Board of Directors. Copies of these Governance Guidelines are available on Bancshares’ website, www.lsbnc.com.
     Director Education. For a number of years, the Board of Directors has held an annual, two-day retreat for the purpose of discussing and taking appropriate action with respect to strategic planning, corporate governance and other important matters. During its strategic planning session in 2005, members of the Bank’s senior management team gave an update to the directors on the progress of Impact ’05, which is a multi-year initiative to improve the Bank’s performance in all areas, most specifically in its retail delivery system, operations, technology, marketing and service. The Board also participated in an extensive development session concerning strategy and management as it relates to management succession and other strategic planning matters.
     Executive Sessions. The Board of Directors conducts an executive session at each regular monthly Board meeting. Only “independent” directors attend the executive session. The Corporate Governance and Nominating Committee appointed Burr W. Sullivan, Chairman of the Corporate Governance and Nominating Committee, to lead these executive sessions.
     Code of Business Conduct and Ethics. Bancshares has maintained a written Code of Ethics for many years. The Board of Directors recently conducted its annual review and approved two codes, one entitled “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of Bancshares and all of its direct and indirect subsidiaries (the “General Code”), and one entitled “Code of Business Conduct and Ethics for CEO and Senior Financial Officers” which applies to Bancshares’ Chief Executive Officer and senior financial officers including Bancshares’ chief financial officer and principal accounting officers (the “Officer Code”). Copies of both Codes of Ethics are available on Bancshares’ website, www.lsbnc.com. The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional policies on Bancshares’ CEO and senior financial officers concerning Bancshares’

accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the CEO and CFO, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by Bancshares in its public filings; (2) demonstrates significant deficiencies in Bancshares’ internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board of Directors, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the CEO or the senior financial officers, which actions may include termination of employment.
     Director Independence. Each director and nominee for director of Bancshares completes a Directors and Officers Questionnaire in preparation of Bancshares’ annual report, Form 10-K and proxy statement. The purpose of this Questionnaire is to obtain information from the directors that will verify the disclosures contained in the annual report, Form 10-K and proxy statement. The information is also used to assist the Board in determining the independence of each director within the meaning of the listing standards of the Nasdaq Stock Market, Inc. The Nasdaq independence rules provide the definition of an “independent director” as a person other than an officer or employee of Bancshares or its subsidiaries or any other individual having a relationship which, in the opinion of Bancshares’ Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After review and discussion relating to the disclosures made in the completed Questionnaires and other relevant information, and upon the unanimous recommendation of the Corporate Governance and Nominating Committee, Bancshares’ Board of Directors, in its business judgment, affirmatively determined that all of Bancshares’ directors and each nominee for Bancshares’ Board of Directors are independent, with the exception of Robert F. Lowe. Mr. Lowe is Chief Executive Officer of Bancshares.
     BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CONSISTING OF:
Burr W. Sullivan, Chairman
Leonard H. Beck
Sue H. Hunter
David A. Smith
John W. Thomas III
Lloyd G. Walter, Jr.
John F. Watts
Audit Committee Report
     The Audit Committee reviews Bancshares’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Bancshares’ independent auditors are responsible for expressing an opinion on the conformity of Bancshares’ audited financial statements to accounting principles generally accepted in the United States.
     The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence from Bancshares and its management. The Audit Committee has considered whether the provision of the services described under the caption “Audit Fees Paid to Independent Auditors” appearing in this proxy statement under “Proposal 2: Ratification Of Appointment Of Turlington And Company, L.L.P. As Bancshares’ Independent Auditors For 2006” is compatible with maintaining the principal accountant’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that Bancshares’ audited financial statements be included in Bancshares’ Form 10-K for the year ended December 31, 2005 for filing with the SEC.
     The Audit Committee has reviewed and discussed with management Bancshares’ ongoing regulatory compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of a public company to assess the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year and to establish and maintain a system to monitor and test the operating effectiveness of the internal controls. Management’s conclusion of this assessment must be included in the company’s annual report.
BY THE AUDIT COMMITTEE CONSISTING OF:
Michael S. Albert, Chairman
Robert C. Clark
Samuel R. Harris
Walter A. Hill, Sr.
Robert B. Smith, Jr.
Julius S. Young, Jr.
EXECUTIVE COMPENSATION
     The following report of the Compensation Committee provides information with respect to the compensation paid to Bancshares’ Chief Executive Officer, Robert F. Lowe, and to its other executive officers, Messrs. Sherron and Oliver.
     Bancshares’ executive compensation program is administered by the Compensation Committee. Each member of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc. Additionally, each Compensation Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Code.
     Bancshares’ executive compensation program consists of the following elements: salary; performance-based cash awards under the Management Incentive Plan (the Annual Incentive Plan prior to 2006); grants of options or other appropriate stock awards, as determined by the Compensation Committee, under the Comprehensive Benefit Plan; matching contributions under the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”); retirement benefits under the Lexington State Bank Employees’ Pension Plan (the “Pension Plan”); Employment Continuity Agreements; universal life insurance benefits; and group life, health and other insurance benefits. The Compensation Committee has exclusive discretion and authority to grant stock options or other appropriate stock awards under the Comprehensive Benefit Plan to the executive officers. The Compensation Committee has full and complete discretionary authority to administer the Management Incentive Plan (and had the same authority to administer the Annual Incentive Plan prior to 2006). The Compensation Committee recommends to the Bank’s Board of Directors the salary levels for executive officers.
     Bancshares’ executive compensation program is designed to enable Bancshares to attract, retain and reward qualified executive officers. The Compensation Committee intends to keep compensation levels competitive with the compensation provided by banks of comparable size to the Bank (based on total assets). The Compensation Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, Bancshares’ performance, individual performance of the executive officers and shareholder interests. In accordance with this strategy, the Compensation Committee on December 20, 2005, approved the Management Incentive Plan to provide performance-based compensation to selected management employees beginning in 2006. A copy of the Management Incentive Plan was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K.
     In prior years and again during 2005, to assist the Compensation Committee with its review of Bancshares’ compensation policies and procedures in general, the Compensation Committee worked with independent compensation consultants unaffiliated with Bancshares or its officers or directors. The Compensation Committee utilized these consultants to help it determine compensation trends in the marketplace and to help it evaluate appropriate compensation policies and practices for Bancshares. The following sections of this report describe the compensation program for executive officers in effect in 2005.
     Base Salary. Base salaries for executive officers are reviewed and approved by the Bank’s Board of Directors based upon recommendations by the Compensation Committee. The Compensation Committee

recommends base salaries based upon a review of base salaries earned by executive officers within banks of similar size (on the basis of total asset size), although there is no predetermined point at which the Compensation Committee targets salaries. In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance.
     The base salary paid to Bancshares’ Chief Executive Officer, Robert F. Lowe, during 2005 reflects the base salary policies described above. Mr. Lowe’s 2005 salary was 108% of the median base salary paid to chief executive officers of banks of similar size. The Compensation Committee believes that the base salary paid to Mr. Lowe gives fair consideration to his individual contributions and level of experience and is competitive with salaries paid to chief executive officers of banks of similar size. Mr. Lowe’s 2005 total compensation, which included his base salary plus bonus and all other compensation, increased 21.5% in relation to his 2004 total compensation. The increase in Mr. Lowe’s 2005 total compensation is primarily due to his receiving incentive compensation under the Annual Incentive Plan, as Mr. Lowe elected in 2005 to maintain his base salary at the 2004 level.
     The base salaries paid to Bancshares’ other executive officers, Messrs. Sherron and Oliver, are recommended by Mr. Lowe to the Compensation Committee and approved by the Bank’s Board of Directors. The 2005 base salary paid to Mr. Sherron was 102% of the median base salary paid to chief operating officers of banks of similar size, and was based on his years of experience. Mr. Sherron’s base salary during 2005 reflected a 3.3% increase over his 2004 base salary. Mr. Sherron’s 2005 total compensation, which included his base salary plus bonus and all other compensation, increased 38.4% in relation to his 2004 total compensation. The increase in Mr. Sherron’s 2005 total compensation is primarily due to his receiving incentive compensation under the Annual Incentive Plan. During 2005, Mr. Oliver’s base salary was 122% of the median base salary paid to chief financial officers of banks of similar size, and was based on his years of experience. Mr. Oliver’s base salary during 2005 reflected a 3.3% increase over his 2004 base salary. Mr. Oliver’s 2005 total compensation, which included his base salary plus bonus and all other compensation, increased 5.0% in relation to his 2004 total compensation. The Compensation Committee believes that the base salaries paid to Messrs. Sherron and Oliver give fair consideration to their individual contributions and levels of experience and are competitive with salaries paid to executive officers of banks of similar size.
     Incentive Compensation. Incentive compensation awards for executive officers of Bancshares granted under the Annual Incentive Plan in 2005 were approved by the Compensation Committee based on each executive officer’s achievement of individual performance objectives which were established at the beginning of the year. These objectives were tied to measurements of corporate objectives, such as return on average equity, return on average assets, asset growth, core deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that were specific to the executive officer’s job function. Although one of the pre-established performance objectives was core deposit growth, the Compensation Committee decided to waive this objective in determining 2005 cash awards under the Annual Incentive Plan because management was able to achieve a desired level of growth in total deposits, including certificates of deposit. The maximum cash incentive award under the Annual Incentive Plan in 2005 was determined based on Bancshares’ net income and reflects the Compensation Committee’s commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.
     For performance during 2005, Bancshares awarded cash incentive compensation under the Annual Incentive Plan totaling $604,901.39 to 23 officers. Of this amount, Bancshares paid $107,018.21 to Mr. Lowe, $71,586.35 to Mr. Sherron and $58,802.28 to Mr. Oliver. Other participants in the Annual Incentive Plan in 2005 were key employees who, in the judgment of the Compensation Committee, made a substantial contribution to the success of Bancshares and its subsidiaries and who the Compensation Committee believed should participate in that success and be motivated to contribute to future successes. The amounts awarded to Messrs. Lowe and Sherron were based solely upon Bancshares’ performance as measured by the pre-established corporate objectives (excluding core deposit growth) and represented a payment of 87.3% of their respective 2005 maximum cash incentive awards under the Annual Incentive Plan. The amount awarded Mr. Oliver represented a payment of 95% of his 2005 maximum cash incentive award under the Annual Incentive Plan and was based on the achievement of pre-established corporate objectives (excluding core deposit growth) and his individual performance in managing the annual budget process, investor and analyst relations and compliance with regulations promulgated by the SEC and the Nasdaq Stock Market, Inc. Mr. Oliver met all of the performance objectives established for him in 2005 that were specific to his job function.

     On December 20, 2005, the Compensation Committee approved the new Bancshares Management Incentive Plan, and this will take the place of the former Annual Incentive Plan for incentive compensation after 2005. Under the Management Incentive Plan, selected management employees will have the opportunity to earn bonuses based on the achievement of specific corporate goals of Bancshares and/or individual performance goals. The Compensation Committee will annually designate management employees eligible for participation in the Management Incentive Plan and will determine each participant’s target bonus and the applicable performance objectives, adjustment factors and other measurement criteria that will be used in calculating the actual bonus. Bonuses may range from $0.00 to 175% of the employee’s target. A participating employee’s actual bonus for a given year will be determined at the end of the year according to the pre-determined formula. Bonuses will be paid in cash immediately following the end of the year.
     Stock Options. The Compensation Committee awards stock options to executive officers as a long-term incentive to align the executives’ interests with those of other shareholders and to encourage significant stock ownership. Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant incentive stock options and non-qualified options, stock appreciation rights, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. In practice, the Compensation Committee has granted to selected key employees options to purchase Bancshares’ Common Stock at a price equal to the fair market value of Bancshares’ Common Stock on the date of grant. The Compensation Committee has granted options to key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of Bancshares and its subsidiaries by reason of the nature and extent of their duties.
     During 2005, the Compensation Committee continued to review and consider alternatives to granting stock options to employees in light of pending changes in Financial Accounting Standards Board rules for expensing stock options. The Compensation Committee examined the advantages, disadvantages and costs of awarding stock appreciation rights to employees and unanimously agreed to continue in 2005 the prior practice of granting incentive stock options to employees under the Comprehensive Benefit Plan.
     Pursuant to its authority under the Comprehensive Benefit Plan, on December 21, 2004, the Compensation Committee recommended, and Bancshares’ Board of Directors approved, a form Incentive Stock Option Award Agreement For An Employee, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Form Incentive Option Grant Agreement”). Pursuant to its authority under the Comprehensive Benefit Plan, on December 20, 2005, the Compensation Committee approved the grant of incentive stock options to purchase 77,000 shares of Bancshares’ Common Stock to employees of Bancshares and the Bank pursuant to the terms and conditions of a Form Incentive Option Grant Agreement for each such employee. The incentive stock options granted by the Compensation Committee included options for 10,000 shares granted to Mr. Lowe and 5,000 shares granted to each of Messrs. Oliver and Sherron. The Compensation Committee has not adopted any objective criteria that relate the number of options granted to the executive officers to performance of Bancshares or the individuals. In deciding upon the option grant for Mr. Lowe, the Compensation Committee considered a number of factors, including Bancshares’ operating performance, Mr. Lowe’s prior contributions and potential to contribute in the future, and practices of other banks of similar size with respect to granting options, although none of these factors was individually determinative.
     The stock options granted in 2005 under the Comprehensive Benefit Plan become exercisable in 20% installments on each of the first five anniversaries of the date of the grant. For all such option grants, the exercise price per share of Common Stock is equal to the fair market value of Bancshares’ Common Stock on the date of grant. The option recipients, including Mr. Lowe, will receive value from these grants only to the extent that the price of Bancshares’ Common Stock exceeds the exercise price.
     Matching Contributions. The Bank Savings Plan is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. All Bank employees are eligible to participate in the Bank Savings Plan after attaining the age of 21 and completing one qualifying year of service. The executive officers of Bancshares participate in the Bank Savings Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank may elect to contribute on a pre-tax basis to the Bank Savings Plan 2% to 25% of his or her compensation, subject to certain limitations imposed by the Code. The Bank is obligated under the terms of the Bank Savings Plan to match 50% of each eligible employee’s pre-tax contributions (excluding the employee’s pre-tax contributions in excess of 6% of compensation). In 2005, the

Bank’s matching contributions totaled $312,120, including $9,000 contributed for Mr. Lowe, $5,948 contributed for Mr. Sherron and $5,948 contributed for Mr. Oliver.
BY THE STOCK OPTION AND COMPENSATION COMMITTEE CONSISTING OF:
Robert B. Smith, Jr., Chairman
Michael S. Albert
Burr W. Sullivan
John W. Thomas III
Lloyd G. Walter, Jr.
Julius S. Young, Jr.
Employment Continuity Agreements
     Bancshares entered into an Employment Continuity Agreement with each of the executive officers of Bancshares listed in Bancshares’ Summary Compensation Table appearing below in this proxy statement (the “named executive officers”) and with certain other employees of Bancshares and the Bank. Each of these agreements with the named executive officers is effective as of January 1, 2004 and amends and restates prior existing employment continuity agreements between Bancshares and the named executive officers.
     The Employment Continuity Agreements (collectively, the “Employment Agreements”) provide for evergreen employment terms of three years for Mr. Lowe and two years for each of Messrs. Sherron and Oliver. Under their respective Employment Agreements, Mr. Lowe is entitled to an annual base salary of $307,000 and Messrs. Sherron and Oliver are entitled to annual base salaries of $191,154, each subject to adjustment from time to time. In addition, during their employment terms, each named executive officer is entitled to participate in the various employee benefit plans and fringe benefits offered by Bancshares from time to time.
     Under the Employment Agreements, if the named executive officer’s employment terminates due to the employee’s disability, death, voluntary termination by the employee or termination by Bancshares for “cause” (as defined in the Employment Agreements) or for any other reason that does not constitute a “Covered Termination” (discussed below), the named executive officer is entitled to receive his annual base salary and vested rights to fringe benefits for the period prior to his termination of employment. If the named executive officer’s employment is terminated in a way that constitutes a “Covered Termination”, the named executive officer is entitled to receive his base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments during the severance period (which is three years for Mr. Lowe and two years for each of Mr. Sherron and Mr. Oliver unless the termination occurs within six months after a change in control of Bancshares, in which case the severance period is three years instead of two years).
     The monthly severance payment equals 1/12th of the named executive officer’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to the named executive officer during the calendar year prior to his termination of employment. In addition, during the period when the named executive officer is receiving severance, Bancshares generally must reimburse the executive for the costs of premiums for the executive and his dependents to maintain continuation coverage under Bancshares’ group health plans. Bancshares’ obligation to make these severance payments is conditioned on the named executive officer’s compliance with a noncompete agreement. If the severance payments would result in the executive being subject to a section 4999 excise tax under the Code, the severance payments are automatically reduced to $1.00 less than three times the executive’s “base amount” (as defined in Code Section 208G(b)(3)) but only if the executive would be economically better off, on an after-tax basis, by such reduction. In addition, if the amounts to be paid to the executive under the Employment Agreement would cause the executive to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the Federal Deposit Insurance Corporation to nonetheless pay such amounts, if such approval is not forthcoming, such amounts will be limited so that no violation of the regulation will occur.
     Generally, a “Covered Termination” is defined as the following: any termination by Bancshares without cause and without an offer of comparable employment with a successor employer or affiliated employer (as defined in the Employment Agreements), the named executive officer voluntarily terminates his employment for “good reason” (as defined in the Employment Agreements) within six months after the occurrence of the event (or the last in a series of events) constituting the good reason, or the named executive officer terminates his employment if Bancshares or its Board, without the named executive officer’s written consent, violates or takes direct action or inaction that would violate Bancshares’ code of ethics as in effect immediately prior to a change in control of Bancshares (as defined in the Employment Agreements).
     The following table sets forth the total compensation during each of the years ended December 31, 2005, December 31, 2004 and December 31, 2003 awarded, paid to or earned by Bancshares’ Chief Executive Officer and the only other executive officers of Bancshares whose total salary and bonus for 2005 exceeded $100,000:
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other Annual	Securities	All Other
Name and			Bonuses	Compensation	Underlying	Compensation
Principal Position	Year	Salary	(1)	(2)	Options	(3)
Robert F. Lowe	2005	$307,000	$107,018	$88,993	10,000	$147,363
President and CEO	2004	$307,000	$0	$104,523	10,000	$123,660
	2003	$295,000	$0	$97,603	10,000	$116,908

H. Franklin Sherron, Jr.	2005	$191,154	$71,586	$7,870	5,000	$13,902
Vice President	2004	$185,000	$0	$7,967	5,000	$12,532
	2003	$177,500	$0	$6,215	5,000	$16,330

Monty J. Oliver	2005	$191,154	$58,802	$29,258	5,000	$53,684
Secretary and Treasurer	2004	$185,000	$0	$53,427	5,000	$78,693
	2003	$177,500	$0	$37,180	5,000	$58,422

(1)	Compensation set forth in this column represents performance-based cash awards under the Annual Incentive Plan. Amounts reported as 2005 bonuses were based on 2005 performance and were paid in the first quarter of 2006.

(2)	Other annual compensation set forth in this column represents amounts paid to the named executive officers to reimburse them for income taxes incurred by them in connection with Bancshares’ payment of life insurance premiums on policies for their benefit.

(3)	Compensation set forth in this column represents (i) the Bank’s matching contributions for the account of the named executive officers under the Lexington State Bank Employees’ 401(k) Plan for each of 2005, 2004 and 2003 as follows: Mr. Lowe, $9,000, $8,000 and $7,000; Mr. Sherron, $5,948, $5,355 and $6,190; and Mr. Oliver, $5,948, $5,541 and $6,772; and (ii) universal life insurance premiums paid by Bancshares for each of 2005, 2004 and 2003 as follows: Mr. Lowe, $138,363, $115,660 and $109,908; Mr. Sherron, $7,954, $7,177 and $10,140; and Mr. Oliver, $47,736, $73,152 and $51,650.

     The following table sets forth certain information regarding the stock options granted to the named executive officers of Bancshares in 2005.
Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed Annual
	Securities	Total Options			Rates of Stock Price
	Underlying	Granted to	Exercise or		Appreciation for
	Options	Employees in	Base Price	Expiration	Option Term(2)
Name	Granted	Fiscal Year	Per Share	Date(1)	5%	10%

Robert F. Lowe	10,000	12.99%	17.65	12/20/15	$111,000	$281,296
H. Franklin Sherron, Jr.	5,000	5.19%	17.65	12/20/15	$55,500	$140,648
Monty J. Oliver	5,000	5.19%	17.65	12/20/15	$55,500	$140,648

(1)	Options were granted on December 20, 2005 and become exercisable in installments of 20% on each anniversary date following the date of grant, and thereafter may be exercised in whole or in part at any time prior to the expiration date.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These hypothetical gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the SEC and are not intended to forecast future appreciation of Bancshares Common Stock. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of Bancshares Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of Bancshares Common Stock to date.
     The following table sets forth certain information regarding stock options exercised during 2005 by the named executive officers of Bancshares, including the aggregate value of gains on the date of exercise. In addition, for each named executive officer, this table includes the number of shares of Common Stock subject to exercisable and unexercisable stock options as of December 31, 2005. The table also sets forth the values for “in-the-money” options based on the positive spread between the exercise price of such stock options and the closing sale price of a share of Bancshares Common Stock on the Nasdaq National Market on December 31, 2005.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-The-
	Shares		Underlying Unexercised		Money Options at Fiscal Year-
	Acquired	Value	Options at Fiscal Year-End		End(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert F. Lowe	5,937	$38,472	77,134	27,866	$154,131	$13,839
H. Franklin Sherron, Jr.	7,812	$49,372	38,500	14,000	$76,449	$7,536
Monty J. Oliver	7,812	$49,372	38,500	14,000	$76,449	$7,536

(1)	Amounts disclosed in this column do not reflect amounts actually received by the named executive officers but are calculated based on the difference between the fair market value of the Common Stock on the date of exercise of the options and the exercise price of the options. The named executive officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of Bancshares Common Stock at the time of such sale, federal and state income taxes and other expenses of option exercises and sales of stock.

(2)	Based on the last sales price of Bancshares Common Stock as of December 31, 2005 of $17.69 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.
Equity Compensation Plan Information
     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2005. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to Bancshares’ shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

	Number of Shares to be	Weighted-Average Exercise
	Issued Upon Exercise of	Price of Outstanding	Number of Shares
	Outstanding Options,	Options, Warrants and	Remaining Available for
Plan Category	Warrants and Rights (1)	Rights	Future Issuance (1)

Equity Compensation Plans Approved by Shareholders	614,961	$16.9804	562,750

Equity Compensation Plans Not Approved by Shareholders	0	$0	0

Total	614,961	$16.9804	562,750

(1)	After Bancshares’ shareholders approved the Comprehensive Benefit Plan at their Annual Meeting in 2004, the Previous Benefit Plans were terminated (except with respect to outstanding grants). The Comprehensive Benefit Plan is now the only plan from which the Compensation Committee awards new grants of stock options, deferred stock and other equity-based awards to directors and employees.

Pension Plan
     The Bank maintains a tax-qualified defined benefit retirement plan, the Lexington State Bank Employees’ Pension Plan (the “Pension Plan”). All employees of the Bank and certain affiliates accrue Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Contributions to the Pension Plan are computed on an actuarial basis. The following table shows estimated annual benefits payable upon retirement at age 65 to participants in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based on Social Security amounts or other amounts.
Estimated Years of Credited Service
Annual Benefit Payable on Retirement(*)

Final Average	Years of Service
Compensation	15	20	25	30	35

125,000	24,300	32,400	40,500	48,600	56,700
150,000	30,100	40,200	50,200	60,200	70,300
175,000	35,900	47,900	59,900	71,900	83,800
200,000	41,700	55,700	69,600	83,500	97,400
225,000	46,400	61,900	77,300	92,800	108,200
250,000	46,400	61,900	77,300	92,800	108,200
300,000	46,400	61,900	77,300	92,800	108,200

(*)	In calculating a participant’s benefit, the Pension Plan cannot consider compensation in excess of certain statutory limits. For the 2005 calendar year, the applicable compensation limit is $220,000. Benefits in the table have been calculated by assuming that the applicable limit is $220,000 for all years relevant to the determination of the participant’s Final Average Compensation.
     A participant’s normal retirement benefit under the Pension Plan at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of Social Security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years. Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. Final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the Internal Revenue Service. Salary and bonus as listed in the Summary Compensation Table above for Messrs. Lowe, Sherron and Oliver are included in total compensation to determine their level of benefits under the Pension Plan, subject to certain limitations imposed by the Code. As of December 31, 2005, annual payments under the Pension Plan would be based on final average compensation of approximately $203,000 for Mr. Lowe, $195,519 for Mr. Sherron and $203,000 for Mr. Oliver. Years of credited service for Messrs. Lowe, Sherron and Oliver are as follows: Mr. Lowe (36); Mr. Sherron (15); and Mr. Oliver (27).

STOCK PERFORMANCE GRAPH
     The following graph and table compare, for the five-year period ended December 31, 2005, the cumulative return to shareholders of Bancshares with the Standard & Poor’s 500 Stock Index and an index consisting of 500 major regional banks, assuming an investment of $100 at the beginning of the period and the reinvestment of dividends.
Total Return to Shareholders

	ANNUAL RETURN PERCENTAGE
	Years Ending
Company/Index	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05
LSB BANCSHARES, INC.	20.61	30.60	11.37	0.96	8.85
S&P 500 INDEX	-11.89	-22.10	28.68	10.88	4.91
S&P 500 DIVERSIFIED BANKS	0.02	-1.03	32.09	17.52	2.75

		CUMULATIVE RETURNS
	Base Period	Years Ending
Company/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05
LSB BANCSHARES, INC.	100	120.61	157.51	175.43	177.10	192.78
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 DIVERSIFIED BANKS	100	100.02	98.99	130.77	153.67	157.90
     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (collectively, the “Acts”), except to the extent that Bancshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 1: ELECTION OF DIRECTORS
     The Bylaws of Bancshares provide for a Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board of Directors or by resolution properly adopted by the shareholders at a shareholder meeting. The Board of Directors currently consists of 15 persons, who are divided into 3 classes, with each class being as nearly equal in number as possible. There are five nominees for election as directors, each recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors to serve for a three-year term expiring at the 2009 Annual Meeting of Bancshares’ Shareholders. Two of the nominees, Robert F. Lowe and Julius S. Young, Jr., currently serve as directors of Bancshares. J. David Branch, Mary E. Rittling and G. Alfred Webster have been recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors to fill the three directorships that will be vacated by Sue H. Hunter, Roberts E. Timberlake and Lloyd G. Walter, Jr., each of whom is retiring in accordance with the directors’ retirement policy set forth in Bancshares’ Bylaws and the Governance Guidelines.
     The persons named as proxies in the accompanying proxy card intend to vote for the nominees named below. Such nominees have consented to serve as directors of Bancshares if elected. If, at the time of the meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board of Directors. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement.
     Additional information about each of the nominees and the other directors is provided below. The number of years of service on the Board of Directors indicated by the following table includes service on the Board of Directors of the Bank prior to the incorporation of Bancshares. The age of each director is as of March 15, 2006.
NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2009 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

J. David Branch (59)	N/A	Ophthalmologist in private practice

Robert F. Lowe (63)	1983	Chairman, President and CEO, LSB Bancshares, Inc.; Chairman and CEO, Lexington State Bank; Chairman and CEO, Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank; President and Director, LSB Investment Services, Inc., a subsidiary of the Bank

Mary E. Rittling (56)	N/A	President, Davidson County Community College

G. Alfred Webster (57)	N/A	Retired; former Executive Vice President and Director, Unifi, Inc. (manufacturer, textiles)

Julius S. Young, Jr. (58)	1988	President, Jay Young Management, Inc. (asset management)
The Board of Directors unanimously recommends a vote FOR all nominees for election as
Directors, each to serve until the 2009 Annual Meeting

INCUMBENT DIRECTORS SERVING UNTIL THE 2007 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Michael S. Albert (51)	1995	President, CEO and Director, Billings Transportation Group, Inc.; Treasurer, Cargo Carriers, Inc.; Vice President, Metro Motor Express, Inc.; President, CEO and Director, Billings Express, Inc.

Robert C. Clark (51)	2005	President and owner, FTS/Leesona (manufacturer, textile machinery)

Walter A. Hill, Sr. (66)	1983	President, Hill Oil Company, Inc.; Vice President and Secretary, NorthCo, Inc. (construction development)

Robert B. Smith, Jr. (67)	1969	Attorney, The Smith Firm PLLC

John W. Thomas III (57)	2004	President, Riverwood Casual, Inc. (specialty furniture manufacturer) since January 2004; former President and CEO, Thomas Built Buses, Inc. for at least the five years prior thereto
INCUMBENT DIRECTORS SERVING UNTIL THE 2008 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Leonard H. Beck (70)	1995	Retired; former President, Green Printing Company, Inc., a position he held for many years prior to his retirement in June, 2002

Samuel R. Harris (64)	1990	Physician, The Women’s Center of Lexington

David A. Smith (68)	1990	Owner and manager, Red Acres Dairy Farm

Burr W. Sullivan (59)	1987	President and owner, Dorsett Printing and Lithograph Corporation

John F. Watts (47)	2005	Owner, Watts Realty
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF TURLINGTON AND COMPANY, L.L.P. AS BANCSHARES’ INDEPENDENT AUDITORS FOR 2006
     The Board of Directors of Bancshares has appointed the firm of Turlington and Company, L.L.P. for the purpose of auditing the financial statements of Bancshares and its subsidiaries for the fiscal year ended December 31, 2006, and shareholders are being asked to ratify this appointment. Turlington and Company, L.L.P. has been employed in this capacity by Bancshares since 1982. Fees charged by this firm are furnished at rates and upon terms that are customarily charged by other independent auditing firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit Fees Paid to Independent Auditors
     The following table represents fees for professional services rendered by Turlington and Company, L.L.P. for the audit of Bancshares’ annual financial statements and review of Bancshares’ financial statements included in its Form 10-Q’s for the years ended December 31, 2005 and 2004 and fees billed for audit-related services, tax services and all other services rendered by Turlington and Company, L.L.P. for each of such years.

	Year Ended December 31,
	2005	2004

Audit Fees	$98,786	$101,385
Audit-Related Fees[1]	$34,000	$39,424
Tax Fees[2]	$13,000	$12,000
All Other Fees[3]	$37,527	$26,581

[1]	Represents amounts paid for the audits of Bancshares’ pension plan and 401(k) Plan as well as for performing various services in connection with Federal Home Loan Bank procedures.

[2]	Represents amounts paid for assistance in the preparation of Bancshares’ and the Bank’s various federal, state and local tax returns.

[3]	Represents amounts paid for assistance with Bancshares’ financial statement preparation, management incentive plan computations, consultation on option expensing issues, attendance at various meetings and other miscellaneous assistance.
     All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services by Turlington and Company, L.L.P. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by Bancshares’ independent auditors. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’
independent auditors for 2006
SHAREHOLDER PROPOSALS
     If a shareholder desires to submit a proposal for possible inclusion in Bancshares’ Proxy Statement and form of Proxy for Bancshares’ 2007 annual meeting of shareholders, the proposal must be received by the Secretary of Bancshares at One LSB Plaza, Lexington, North Carolina 27292, by November 14, 2006.
     In addition to any other applicable requirements imposed by federal or state law, for business to be properly brought before an Annual Meeting by a shareholder, even if the proposal is not to be included in Bancshares’ proxy statement, pursuant to Bancshares’ Bylaws, the shareholder must give notice in writing to the Secretary of Bancshares not less than 50 days nor more than 75 days prior to the first anniversary date of Bancshares’ proxy statement in connection with Bancshares’ last Annual Meeting of shareholders (the “Director Proposal Window”) if the proposal is to nominate a person or persons for election to Bancshares’ Board of Directors and, for any other matter, not less than 60 days prior to the first anniversary date of Bancshares’ proxy statement in connection with

Bancshares’ last Annual Meeting of shareholders (the “Other Proposal Deadline”). So, for the 2007 Annual Meeting, such notice would have to be received by the Secretary of Bancshares between December 29, 2006 and January 23, 2007 if the proposal relates to the nomination of a director and by January 13, 2007 if the proposal relates to any other matter.
     As to each matter related to the election of directors, the notice must contain (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee; (2) the principal occupation or employment of each nominee; (3) the nominee’s qualifications to serve as director; (4) an executed written consent of the nominee to serve as director of Bancshares if so elected; (5) the number and class of shares of Bancshares’ stock beneficially owned by each nominee; (6) the name and record address of the shareholder making the nomination; (7) the number, class and series of shares of Bancshares’ stock owned of record and beneficially by the shareholder making the nomination; (8) a representation that the shareholder intends to appear in person or by proxy at the next annual meeting of shareholders to nominate the nominees; (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination(s) are made by the shareholder; and (10) any material interest of the shareholder in the proposed nomination. If a shareholder provides this notice to Bancshares during the Director Proposal Window, includes the information described in this paragraph in his or her notice and complies with applicable federal or state law related to shareholder nominations for director, the Corporate Governance and Nominating Committee will consider such nominee in the same manner as it considers all nominees for directors and recommends such nominees to the Board of Directors, as more particularly described in the section above titled, “Selection of Nominees for the Board.”
     As to each matter other than the election of directors, the notice must contain (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for addressing it at the Annual Meeting; (2) the name and record address of the shareholder proposing such business; (3) the number of shares of Common Stock owned of record and beneficially by such shareholder; and (4) any material interest of the shareholder in such business. If a shareholder provides such notice by the Other Proposal Deadline, includes the information described in this paragraph in his or her notice and complies with applicable federal and state law related to shareholder proposals of business to be brought before annual meetings, then he or she may properly bring such business before the next Annual Meeting of shareholders.
OTHER MATTERS
     The Board of Directors of Bancshares knows of no other matters intended to be presented for consideration at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
     A copy of Bancshares’ annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this proxy statement. The complete annual report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Monty J. Oliver, Secretary and Treasurer, One LSB Plaza, Lexington, North Carolina 27292, or may be accessed on the Internet at www.lsbnc.com.
LSB Bancshares, Inc.
     March 15, 2006

☐	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

    II. A Election of Directors   PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
The Board of Directors recommends a vote “FOR ALL NOMINEES”.

1. Election of Directors to serve until the 2009 Annual Meeting.

	For	Withhold		For	Withhold
01 — J. David Branch	☐	☐	04 — G. Alfred Webster	☐	☐

	For	Withhold		For	Withhold
02 — Robert F. Lowe	☐	☐	05 — Julius S. Young, Jr.	☐	☐

	For	Withhold
03 — Mary E. Rittling	☐	☐
B Issues
The Board of Directors recommends a vote “FOR” Proposal 2.

2. Proposal to ratify the appointment of Turlington and	For	Against	Abstain
Company, L.L.P., Certified Public Accountants, for	☐	☐	☐
the year ending December 31, 2006.

3. In their discretion, the proxies are authorized to vote upon such other business and matters as may properly come before the meeting or at any adjournment(s) thereof.
    I. C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) above. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — LSB Bancshares, Inc.

ONE LSB PLAZA, LEXINGTON, NORTH CAROLINA 27292
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Robert B. Smith, Jr. and Michael S. Albert, and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of LSB BANCSHARES, INC. held of record by the undersigned at the close of business on February 22, 2006 at the Annual Meeting of Shareholders to be held on April 19, 2006 at 10:00 a.m., at the headquarters of LSB Bancshares, Inc., and at any adjournments thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees for Director and for Proposal 2.
The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, Bancshares’ transfer agent, prior to the time of the meeting. If a shareholder is a participant in the LSB Bancshares, Inc. Direct Stock Purchase Plan or a participant in the Lexington State Bank Employees’
401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account, the number of shares of Common Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 midnight Eastern Daylight Time, on April 18, 2006.
THANK YOU FOR VOTING